SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
         (as permitted by Rule 14A-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               Porta Systems Corp.
                (Name of Registrant as Specified In Its Charter)

                                      N.A.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      ---------------------------------------------------------------------

      2)    Aggregate number of securities to which transaction applies:

      ---------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ---------------------------------------------------------------------

      4)    Proposed maximum aggregate value of transaction:

      ---------------------------------------------------------------------

      5)    Total fee paid:

      ---------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:_____________________________________________

      2)    Form, Schedule or Registration Statement No.:_______________________

      3)    Filing Party:_______________________________________________________

      4)    Date Filed:_________________________________________________________

                               PORTA SYSTEMS CORP.
                             575 Underhill Boulevard
                             Syosset, New York 11791

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  June 23, 1998

                                   ----------

      NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Porta Systems Corp., a Delaware corporation (the "Company"), will be held at the offices of the Company, 575 Underhill Boulevard, Syosset, New York 11791 on Tuesday, June 23, 1998, at 8:30 A.M. local time, for the purpose of considering and acting upon the following matters:

      1. The election of nine (9) directors to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

      2. The approval of BDO Seidman, LLP as the Company's independent auditors for the year ending December 31, 1998; and

      3. The transaction of such other and further business as may properly come before the meeting.

      The Board of Directors of the Company has fixed the close of business on April 30, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A copy of the Company's Annual Report to Stockholders for 1997 is being mailed with this Proxy Statement. Additional copies are available upon request. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection during normal business hours for purposes germane to the meeting during ordinary business hours at the Company's corporate offices at 575 Underhill Boulevard, Syosset, New York 11791 during the ten days prior to the date of the Annual Meeting.

      The enclosed Proxy Statement contains information pertaining to the matters to be voted on at the Annual Meeting.


                                          By order of the Board of Directors

                                                  MICHAEL A. TANCREDI
                                                      Secretary

Syosset, New York
May 22, 1998

THE MATTERS BEING VOTED ON AT THE ANNUAL MEETING ARE IMPORTANT TO THE COMPANY. IN ORDER THAT YOUR VOTE IS COUNTED AT THE ANNUAL MEETING, PLEASE EXECUTE, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE PROXY STATEMENT.

                               PORTA SYSTEMS CORP.
                             575 Underhill Boulevard
                             Syosset, New York 11791

                                   ----------

                                 PROXY STATEMENT
                       1998 Annual Meeting of Stockholders

                                   ----------

                               GENERAL INFORMATION

      The accompanying proxy and this Proxy Statement are furnished in connection with the solicitation by the Board of Directors of Porta Systems Corp., a Delaware corporation (the "Company"), of proxies for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting"), to be held at the Company's executive office at 575 Underhill Boulevard, Syosset, New York 11791 on Tuesday, June 23, 1998 at 8:30 A.M. or at any adjournment thereof. This Proxy Statement and the related proxy and the 1997 Annual Report to Stockholders (the "Annual Report") are being mailed to stockholders of the Company on or about May 22, 1998.

      At the Annual Meeting,  stockholders will vote on (a) the election of nine
(9) directors to serve until the 1999 Annual Meeting of Stockholders and until their successors shall be elected and qualified, (b) the approval of BDO Seidman, LLP, as the Company's independent auditors for the year ending December 31, 1998, and (c) the transaction of such other and further business as may properly come before the meeting. The Board of Directors does not know of any other matters which will be voted upon at the Annual Meeting.

      Stockholders are encouraged to review the detailed discussion presented in this Proxy Statement and either return the completed and executed proxy or attend the Annual Meeting.

Record Date; Outstanding Shares; Voting Rights and Proxies

      Stockholders of record at the close of business on April 30, 1998 (the "Record Date"), are entitled to notice and to vote at the Annual Meeting. As of the close of business on the Record Date there were outstanding 9,298,713 shares of the Company's common stock, par value $.01 per share, ("Common Stock"). The holders of the Common Stock are entitled to one vote for each share owned of record on the Record Date.

      The presence in person or by proxy of holders of a majority of the shares of voting stock of the Company entitled to be voted will constitute a quorum for the transaction of business at the Annual Meeting. If a stockholder files a proxy or attends the Annual Meeting, his or her shares are counted as being present at the Annual Meeting for purposes of determining whether there is a quorum, even if the stockholder abstains from voting on all matters. The vote required for the election of directors and approval of other proposals is set forth in the discussion of each proposal.

      Each stockholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that his or her shares are voted at the Annual Meeting. The return of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by executing and returning a proxy bearing a later date, by giving a written notice of revocation to the Secretary of the Company, or by attending the Annual Meeting and voting in person. There is no required form for a proxy revocation. All properly executed proxies not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein.

      If a proxy is signed and returned, but no specification is made with respect to any or all of the proposals listed therein, the shares represented by such proxy will be voted for all the proposals, including the Election of Directors. Abstentions and broker non-votes are not counted as votes "for" or "against" a proposal. Where the affirmative vote on a proposal is required for approval, abstentions and broker non-votes are counted in determining the number of shares present or represented.

Cost of Solicitation

      The Company will bear the costs of soliciting proxies. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, may solicit proxies by mail, telecopier, telephone or personal interview. The Company will request that brokers and other custodians, nominees and fiduciaries forward proxy material to the beneficial holders of the Common Stock held of record by such persons, where appropriate, and will, upon request, reimburse such persons for their reasonable out-of-pocket expenses incurred in connection therewith.

                         PRINCIPAL HOLDERS OF SECURITIES
                       AND SECURITY HOLDINGS OF MANAGEMENT

      The following table sets forth, as of April 30, 1998, based upon information provided by such persons, the number of outstanding shares of Common Stock of the Company beneficially owned by each person known by the Company to own beneficially at least 5% of the Company's Common Stock, each current director of the Company, the Company's chief executive officers and each of the four most highly compensated officers other than the chief executive officer, and all current directors and officers of the Company as a group.

                                                                  Percentage of
                                        Shares of Common Stock     Outstanding
     Name                               Beneficially Owned (1)     Common Stock
     -----                               ---------------------     -------------

William V. Carney .....................         137,423(2)              1.5%
Seymour Joffe .........................          94,196(3)              1.0%
Michael A. Tancredi ...................          58,827(4)              *
Howard D. Brous .......................          19,000(5)              *
Warren H. Esanu .......................          57,000(6)              *
Herbert H. Feldman ....................          19,000(7)              *
Stanley Kreitman ......................          19,500(8)              *
Robert Schreiber ......................          19,000(9)              *
Edward B. Kornfeld ....................          48,000(10)             *
John J. Gazzo .........................          25,087(11)             *
Lloyd I. Miller, III ..................       1,742,978(12)            18.6%
4550 Gordon Drive
Naples, Florida 34102
Helix Investment Partners, L.P. .......       1,369,698(13)            14.7%
1930 Century Park West
Los Angeles, California 90067
All directors and officers as
   a group (17 individuals) ...........       2,240,011(14)            22.9%

----------
*     Less than 1%

(1) Except as otherwise indicated each person has the sole power to vote and dispose of all shares of Common Stock listed opposite his name.

(2) Includes 93,150 shares of Common Stock issuable upon the exercise of options held by Mr. Carney and 1,186 shares of Common Stock pledged to the Company to secure certain obligations to the Company.

(3) Includes 3,500 shares of Common Stock owned by Mr. Joffe's wife, 19,196 shares of Common Stock owned by Joffe Marketing International, Inc. ("JMI"), and 67,500 shares of Common Stock issuable upon the exercise of options held by Mr. Joffe. JMI is owned 80% by Mr. Joffe and 20% by an unrelated Party. Mr. Joffe disclaims beneficial ownership of the shares owned by (a) JMI except to the extent of his equity interest therein and
      (b) his wife.

(4) Includes 47,170 shares of Common Stock issuable upon the exercise of options held by Mr. Tancredi and 798 shares of Common Stock pledged to the Company to secure certain obligations to the Company.

(5) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Brous.

(6) Includes 27,000 shares of Common Stock issuable upon the exercise of (a) options held by Mr. Esanu and (b) a warrant held by Elmira Realty Management Corp. Pension and Profit Sharing Plan (the "ERMC Plan"). Under the terms of the ERMC Plan, Mr. Esanu has sole voting and dispositive power with respect to the shares issuable upon the exercise of the warrant.

(7) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Feldman.

(8) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Kreitman.

(9) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Schreiber.

(10) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Kornfeld.

(11) Includes 11,900 shares of Common Stock issuable upon the exercise of options held by Mr. Gazzo.

(12) Represents (a) 34,246 shares of Common Stock owned by Mr. Miller, (b) 1,633,732 shares of Common Stock held by the following: Milfam I, L.P. (694,502 shares), Milfam II, L.P. (110,462 shares), the Lloyd I. Miller, Trust A-4 (464,063 shares), the Lloyd A. Miller, Trust C (363,705 shares), and Mr. Miller's wife (1,000 shares), and (c) 75,000 shares of Common Stock shares of Common Stock issuable upon exercise of warrants held by the Lloyd I Miller III Keogh Plan (25,000 shares), the Lloyd I. Miller, Trust A-2 (25,000 shares) and three family trusts and two custodianships under the uniform gift to minors acts for his minor children (25,000 shares in the aggregate). Mr. Miller is (i) the investment adviser for the Lloyd I. Miller, Trust A-2, the Lloyd I. Miller, Trust A-4, and the Lloyd
      I. Miller, Trust C, (ii) the manager of the managing general partner of Milfam I, L.P. and Milfam II, L.P., and (iii) the trustee of trusts and custodian of accounts for the benefit of his family members. The trustee of the Lloyd I. Miller, Trusts A-2, A-4 and C is PNC Bank, National Association. As a result of his investment advisory agreement, Mr. Miller has shared voting and dispositive power as to the shares held by Trust A-2, Trust A-4 and Trust C. He also has shared voting and dispositive power as to the shares issuable upon the exercise a warrant held by the Lloyd I. Miller Trust f/b/o Kimberly Miller. Mr. Miller has sole voting and dispositive power as to the shares of Common Stock and shares issuable upon the exercise of warrants held in custodial accounts and by the other trusts, except for the shares owned by his wife, as to which he disclaims beneficial ownership.

(13) Helix Investment Partners, L.P. ("Helix") is a registered investment advisor. Includes shares of Common Stock over which Helix shares investment power and voting power with Helix Convertible Opportunities, L.P. which amount to more than 5% of the outstanding Common Stock.

(14) Footnotes 1 through 12 are incorporated in this footnote. Also includes 30,765 shares of Common Stock issuable upon exercise of options held by six other officers.

                             ELECTION OF DIRECTORS

      Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected. The bylaws of the Company provide that the number of directors comprising the whole board shall be determined from time to time by the Board of Directors. The Board of Directors has established the size of the board for the ensuing year at nine directors and is recommending that the nine incumbent directors of the Company be re-elected. If any nominee becomes unavailable for any reason, a situation which is not anticipated, a substitute nominee may be proposed by the Board of Directors, and any shares represented by proxy will be voted for any substitute nominee, unless the Board of Directors reduces the number of directors.

      All of the Company's directors, other than Mr. Lloyd I. Miller III, were elected at the 1997 Annual Meeting of Stockholders, for which proxies were solicited. Mr. Miller was elected to the board in March 1998.

      The following table sets forth certain information concerning the nominees for director:

                                     Principal Occupation           Director
  Name of Nominee                       or Employment                Since          Age
  ---------------                    --------------------           --------        ---
William V. Carney(1) ..........   Chairman of the Board               1970           61
                                  and Chief Executive Officer
                                  of the Company

Seymour Joffe .................   President and Chief                 1996           68
                                  Operating Officer of
                                  the Company

Michael A. Tancredi ...........   Senior Vice President,              1970           68
                                  Secretary and Treasurer of
                                  the Company

Howard D. Brous(1,2) ..........   President and Chief                 1989           52
                                  Executive Officer of
                                  H.D. Brous & Co., Inc.,
                                  a New York Stock
                                  Exchange member firm

Warren H. Esanu(1,2) ..........   Of counsel to Esanu                 1997           55
                                  Katsky Korins & Siger, LLP,
                                  attorneys at law

Herbert H. Feldman(1,2) .......   President, Alpha Risk               1989           64
                                  Management, Inc.,
                                  independent risk
                                  management consultants

Stanley Kreitman(1,2) .........   Vice Chairman, Manhattan            1995           65
                                  Associates, investment advisors

Lloyd I. Miller, III(1,2) .....   Registered investment advisor       1998           44

Robert Schreiber(1,2) .........   Chief Executive Officer of          1997           65
                                  BLS Communications, Ltd.,
                                  a telecommunications consulting
                                  firm

----------
(1)   Member of the Executive Committee.

(2)   Member of the Audit and Compensation Committees.

      Mr. Carney has been Chairman of the Board and Chief Executive Officer since October 1996. He was Vice Chairman from 1988 to October 1996, Senior Vice President from 1989 to October 1996, Chief Technical Officer since 1990 and Secretary from 1977 to October 1996. He also served as Senior Vice
President-Mechanical Engineering from 1988 to 1989, Senior Vice President-Connector Products from 1985 to 1988, Senior Vice President-Manufacturing from 1984 to 1985 and Senior Vice President-Operations from 1977 to 1984.

      Mr. Joffe was elected President and Chief Operating Officer in October of 1996. Mr. Joffe, who served as director of the Company from 1987 to 1992, has most recently served the Company as senior consultant to its Operations Support Systems (OSS) business. Mr. Joffe has been Chairman of JSI International, Inc. which represents companies in the marketing and positioning of high-tech products and serves in the Asia Pacific area.

      Mr. Tancredi has been Senior Vice President, Secretary and Treasurer since January 1997. He has been Vice President-Administration since 1995 and Treasurer since 1978, having served as Vice President-Finance and Administration from 1989 to 1995 and Vice President-Finance from 1984 to 1989.

      Mr. Brous has been President and Chief Executive Officer of H. D. Brous & Co., Inc., a New York Stock Exchange member firm, for more than the past five years.

      Mr. Esanu was Chairman of the Board of the Company from March 1996 to October 1996 and director from 1989 to 1996, and re-appointed to the Board of Directors in April of 1997. He has been of counsel to Esanu Katsky Korins & Siger, attorneys at law, for more than the past five years. Mr. Esanu is also a founding partner and Chairman of Paul Reed Smith Guitars Limited Partnership (Maryland), a leading manufacturer of premium-priced electrical guitars. He is also a senior officer and director of a number of privately held real estate management companies.

      Mr. Feldman has been President of Alpha Risk Management, Inc., independent risk management consultants, for more than the past five years.

      Mr. Kreitman has been Vice Chairman of Manhattan Associates, a firm of investment advisors, since February 1994. For more than five years prior thereto, he was President of United States Banknote Corp.

      Mr. Miller has been a director since March 1998. For more than the past five years, Mr. Miller has been self-employed as a registered investment advisor. He is also a trustee of Carolco Liquidating Trust, a trust formed to liquidate the assets of a motion picture company.

      Mr. Schreiber has been Chief Executive Officer of BLS Communications, a telecommunications consulting firm, for more than the past five years.

      The Board of Directors recommends a vote FOR the nominees listed above.

Approval Required

      Provided that a quorum is present at the Annual Meeting, the nine directors receiving the most votes are elected as directors for a term of one year and until their successors are elected and qualified.

Meetings, Committees of the Board of Directors and Directors Compensation

      The Company has three committees: the executive committee, the audit committee, and the compensation committee. The executive committee may exercise, to the maximum extent permitted by the Delaware General Corporation Law, the power and authority of the board in the management of the business and affairs of the Company, and its acts when necessary between meetings of the board. The audit committee has the authority to review the terms of the engagement of the Company's independent auditors, approve the Company's audited financial statements, meet with the Company's independent auditors, review the Company's policies and procedures with respect to internal auditing, accounting and financial controls, review with the auditors and with management any management letter issued by the auditors and to generally exercise the power normally accorded an audit committee of a public corporation. The compensation committee, which also serves as the stock option committee pursuant to the Company's stock option plans, reviews and approves compensation for the Company's officers. The compensation committee also reviews the elements of the Company's variable compensation plans.

      The executive committee is comprised of Messrs. Carney, Brous, Esanu, Feldman, Kreitman, Miller and Schreiber. The audit and compensation committees are comprised of Messrs. Brous, Esanu, Feldman, Kreitman, Miller and Schreiber. Mr. Kreitman is chairman of the audit committee and Mr. Feldman is chairman of the compensation committee.

      Excluding actions by unanimous written consent, during 1997 the Board of Directors held seven meetings, the executive committee held no meetings, the audit committee held five meetings and the compensation committee held four meetings. Each of the nominees for director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committee on which he served that were held during the period he served.

      Each director who is not an employee of the Company and the Chairman receives an annual fee of $16,000 for serving as a director of the Company, and each chairman of a standing committee of the Board of Directors receives an additional annual fee of $3,000. Each director also receives a fee of $1,200 for each board meeting and each committee meeting attended.

                               EXECUTIVE OFFICERS

      Set forth below are the executive officers of the Company and information concerning those officers who are not also directors of the Company.

     Name                                              Position
     -----                                             --------
William V. Carney .....................   Chairman of the Board and Chief
                                             Executive Officer
Seymour Joffe .........................   President and Chief Operating Officer
Michael A. Tancredi ...................   Senior Vice President, Secretary
                                             and Treasurer
Edward B. Kornfeld ....................   Senior Vice President-Operations and
                                             Chief Financial Officer
John J. Gazzo .........................   Senior Vice President
Prem G. Chandran ......................   Vice President
Edmund A. Chiodo ......................   Vice President
David L. Rawlings .....................   Vice President
William J. Novelli ....................   Vice President
Gerald C. Hammond .....................   Vice President - Strategic Development
Warren Marcus .........................   Vice President

      Mr. Kornfeld, 54, has been Senior Vice President-Operations since 1996 and Chief Financial Officer since October 1995. He was Vice President-Finance from October 1995 until 1996. For more than five years prior thereto, Mr. Kornfeld held positions with several companies for more than five years, including Excel Technology Inc. (Quantronix Corp.) and Anorad Corporation.

      Mr. Gazzo, 54, has been Senior Vice President since March 1996. He was Vice President-Marketing of the Company from April 1993 until March 1996 and was general manager of its Porta Electronics Division from November 1989 to April 1993; he was the Company's Vice President-Research and Development from March 1984 to November 1989 and was Vice President-Engineering from February 1978 to February 1984.

      Mr. Chandran, 45, has been Vice President since December 1995, and is the head of the Company's signal processing division. Mr. Chandran was Assistant Vice President of Engineering from 1991 until December 1995.

      Mr. Chiodo, 43, has been Vice President since March 1996. Mr. Chiodo has been with the Company since 1980. During that time he held various positions in the Company, most recently as Assistant Vice President of OSS operations.

      Mr. Rawlings, 54, has been Vice President since March 1996. Mr. Rawlings was Assistant Vice President of Research and Development-Copper Products from 1992 until March 1996.

      Mr. Novelli, 66, has been Vice President since December 1996. Mr. Novelli was Assistant Vice President of Sales and Marketing-Copper Products from 1989 until December 1996.

      Mr. Hammond, 43, has been Vice President - Strategic Development since March 1997. He was an Assistant Vice President - Research and Development from September 1992 until March 1997.

      Mr. Marcus, 69, has been a Vice President since May 1996. He served as a consultant to the Company from April 1993 to May 1996. For more than three years prior thereto he was Vice President - Joint Ventures.

                             EXECUTIVE COMPENSATION

      The following table shows the compensation paid by the Company and its subsidiaries to its Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus earned exceeded $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                                                  Compensation
                                                       Annual Compensation          (Awards)
                                                       -------------------    --------------------
                                                                             Restricted
                                                                                Stock     Options,     All Other
          Name and                                                             Awards       SARs       Compen-
     Principal Position                    Year       Salary         Bonus    (Dollars)    Number      sation(1)
      -----------------                    ----       ------       --------  ----------   ---------   ----------
William V. Carney .....................    1997      $200,000       $80,000        --      86,250     $ 37,815
Chairman of the Board and                  1996       170,038           --         --       3,750       31,685
Chief Executive Officer                    1995       162,000           --         --         --        35,750

Seymour Joffe .........................    1997       183,200        55,000        --      32,500        9,330
President and Chief                        1996        35,346           --         --      35,000       47,645
Operating Officer                          1995           --            --         --         --         5,000

Edward B. Kornfeld ....................    1997       172,000        35,000        --      23,000        4,992
Senior Vice President -                    1996       147,489           --         --      22,000        2,026
Operations and Chief                       1995        30,153           --         --       3,000        3,000
Financial Officer

Michael A. Tancredi ...................    1997       132,775        30,000        --      42,530      122,549
Senior Vice President,                     1996       122,618           --         --       2,470        5,219
Secretary and Treasurer                    1995       122,000           --         --         --        10,319

John J. Gazzo .........................    1997       142,706        10,000        --       5,000       29,186
Senior Vice President,                     1996       141,836           --         --       3,750       25,447
OSS Division                               1995       140,000           --         --         --        31,445

----------
(1) "All Other Compensation" includes the Company's payment to the executive's account pursuant to the Company's 401(k) Plan, premiums paid with respect to the equity split dollar program, group life insurance in amounts greater than that available to all employees and special long term disability coverage and amounts equal to market interest on certain preexisting borrowings in connection with awards under the Company's 1984 Employee Incentive Plan as set forth on the table below. "All Other Compensation" also includes, with respect to Mr. Tancredi, payments made in 1997 pursuant to the supplemental retirement income program.

      Set forth below is a chart which shows, for 1997, the components of "All Other Compensation" listed in the Summary Compensation Table.

                                         Mr. Carney     Mr. Joffe    Mr. Kornfeld   Mr. Tancredi    Mr. Gazzo
                                         ----------     ---------    ------------   ------------    ---------
Company 401(k) Match .................    $ 2,400        $2,400         $2,400        $  1,980       $ 2,100
Equity Split Dollar ..................     21,038          --             --              --          17,469
Supplemental Insurance ...............      9,341         6,930          2,592           6,930         6,288
Forgiveness of Interest on
  employee notes .....................      5,035          --             --             3,389         3,389
Supplemental Retirement
  Payments ...........................       --            --             --           110,250          --

      The Company provides certain management employees with a supplemental management compensation program which is designed to provide current and post-employment benefits in the event of their retirement or death. The supplemental management compensation program is comprised of a supplemental retirement income program and an equity split-dollar insurance program. The Company's premium payments with respect to Messrs. Carney and Gazzo are included in the Summary Compensation Table under "All Other Compensation."

      The supplemental retirement income program is intended to provide a participating employee or his heirs or distributees with annual retirement income equal to 50% of the employee's base salary in 1984. Payments under the program are to be made for a period of 15 years following the earlier of the employee's attaining age 65 or his or her death. The supplemental retirement income paid to Mr. Tancredi, which covered three years of payments all of which were paid in 1997, is included in "All Other Compensation."

      Certain of the Company's officers named in the Summary Compensation Table or their affiliates are parties to employment, consulting or other agreements providing for compensation during and after their employment with the Company.

      Employment Agreements. The Company has employment agreements with Messrs. Carney, Joffe, Kornfeld, Tancredi and Gazzo. The agreements continue on a year-to-year basis, for January 1 of each year, unless terminated by the Company on prior notice of not less than 120 days for Mr. Carney, 90 days for Messrs. Tancredi and Gazzo and 60 days for Mr. Kornfeld. Salary is determined by the Board of Directors, except that the salary may not be reduced except as a part of a salary reduction program applicable to all executive officers. Upon death or termination of employment as a result of a disability, the officer or his estate is to receive a payment equal to three months salary. Upon a termination without cause, Mr. Carney is entitled to receive his then current salary for 36 months and Mr. Tancredi is entitled to receive his then current salary for 24 months. Mr. Gazzo is entitled to receive his then current salary for a period of 24 months, and Mr. Joffe and Mr. Kornfeld are entitled to receive their then current salary for a period of twelve months plus an additional period equal to one month for each year of service up to a maximum total of 24 months. In the event that an executive is covered by an executive severance agreement, including the Salary Continuation Agreements (as described below), which provides for payments upon termination subsequent to a change of control of the Company, the executive would be entitled to the greater of the severance arrangements as described in this paragraph or the severance payments under the executive severance agreements.

      Salary Continuation Agreements. The Company is a party to Salary Continuation Agreements with Messrs. Carey, Joffe, Kornfeld, Tancredi and Gazzo. The Salary Continuation Agreements provide that, in the event that a change of control of the Company occurs and the executive's employment with the Company is subsequently terminated by the Company other than for cause, death or disability, or is terminated by the executive as a result of a substantial alteration in the executive's duties, compensation or other benefits, the executive shall be entitled to the payment by the Company of an amount equal to the executive's monthly salary at the rate in effect as of the date of the executive's termination (or, if higher, as in effect immediately prior to the change in control) plus the pro rata monthly amount of the executive's most recent annual bonus paid immediately before the change of control multiplied by 36, in the case of Mr. Carney, 24 in the case of Messrs. Joffe, Kornfeld and Tancredi, and 18 in the case of Mr. Gazzo. For purposes of the Salary Continuation Agreements, a change of control is defined as one which would be required to be reported in response to the proxy rules under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the acquisition of beneficial ownership, directly or indirectly, by a person or group of persons of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, or, during any period of two consecutive years, if individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election of each new director was nominated or ratified by at least two-thirds of the directors then still in office who were directors at the beginning of the period. The change in control must occur during the term of the Salary Continuation Agreement, which in each case is currently through December 31, 1998 and is renewed automatically unless the Company gives timely notice prior to January 1 of any year of its election not to renew the agreement. If such a change of control occurs during the effectiveness of the Salary Continuation Agreement, any termination during the eighteen months following the change of control will result in the payment of the compensation described above.

Stock Option Plans

      The Company has two stock option plans. In 1996, the Board of Directors adopted and the stockholders approved the 1996 Stock Option Plan (the "1996 Plan") covering 100,000 shares of Common Stock. In 1997, the Board of Directors adopted and the stockholders approved an amendment to the 1996 Plan increasing the number of shares of Common Stock subject to the 1996 Plan to 450,000. In 1998, the Board of Directors adopted the 1998 Non-Qualified Stock Option Plan (the "1998 Plan") covering 450,000 shares of Common Stock. The 1996 Plan provides for the grant of incentive and nonqualified stock options and the 1998 Plan provides for the grant of nonqualified options. The 1996 Plan also provides for an annual grant to each non-management director of an option to purchase 2,000 shares of Common Stock at the fair market value on the date of grant and provided each director who was a non-management director on May 8, 1997 with an option to purchase 15,000 shares of Common Stock at the fair market value on such date. The 1998 Plan provides each director who was a non-employee director on February 2, 1998 with an option to purchase 15,000 shares of Common Stock at $3.25 per share, which was the fair market value per share of Common Stock on such date. The options granted pursuant to the 1998 Plan include options to purchase an aggregate of 228,000 shares of Common Stock at $3.25 per share which were granted to the officers named in the Summary Compensation Table as follows:
Mr. Carney (90,000 shares), Mr. Joffe (60,000 shares), Mr. Kornfeld (40,000 shares), Mr. Tancredi (30,000 shares) and Mr. Gazzo (8,000 shares).

      As of April 30, 1998, no shares had been issued pursuant to the 1996 Plan or the 1998 Plan and 437,988 and 450,000 shares of Common Stock were subject to outstanding options pursuant to the 1996 Plan and the 1998 Plan, respectively.

      The Company has another stock option plan, the 1986 Stock Option Plan (the "1986 Plan"), pursuant to which options to purchase 170,000 shares of Common Stock could be granted. The 1986 Plan expired in March 1996. As of April 30, 1998, 16,392 shares of Common Stock were subject to outstanding options pursuant to the 1986 Plan.

      The following table sets forth information as to grants of options during the year ended December 31, 1997 to each of the Company's officers named in the Summary Compensation Table and the potential realizable value of the options at an assumed annual rate of stock appreciation of 5% and 10%, respectively. Such assumptions are made for purpose of making the computation for the following table and does not constitute an estimate, prediction or projection of future stock value. No stock appreciation rights ("SARs") were granted.

                 Option Grants in Year Ended December 31, 1997

                                                                                      Potential Realizable Value at
                                                                                         Assumed Annual Rates of
                                                                                      Stock Price Appreciation for
                                      Individual Grants                                        Option Term
------------------------------------------------------------------------------------    -------------------------
                                    Number of   Percent of
                                     Shares    Total Options
                                   Underlying   Granted to    Exercise
                                     Options   Employees in   Price Per  Expiration
          Name                       Granted    Fiscal Year     Share       Date            5%           10%
         ------                     ---------  ------------   --------    ---------      --------     --------
William V. Carney ..............     86,250        24.0%       $1.50       5/7/07         $35,744      $98,821
Seymour Joffe ..................     32,500         9.1%       $1.50       5/7/07          13,469       37,614
Edward B. Kornfeld .............     23,000         6.4%       $1.50       5/7/07           9,532       26,629
Michael A. Tancredi ............     42,530        11.9%       $1.50       5/7/07          17,625       49,222
John J. Gazzo ..................      5,000         1.4%       $1.50       5/7/07           2,072        5,787

      The following table sets forth information concerning the exercise of options and warrants during the year ended December 31, 1997 and the year-end value of options held by the Company's officers named in the Summary Compensation Table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                         Number of
                                                                        Securities         Value of
                                                                        Underlying      Unexercised In-
                                                                        Unexercised        the-Money
                                                                     Options at Fiscal  Options at Fiscal
                                                                         Year End          Year End
                                       Shares Acquired      Value      Exercisable/      Exercisable/
       Name                             Upon Exercise     Realized     Unexercisable     Unexercisable
       ----                            ---------------    --------    --------------    --------------
William V. Carney ..................          --              --          93,150/          $166,875/
                                                                            --                 --
Seymour Joffe ......................          --              --          67,500/            95,937/
                                                                            --                 --
Edward B. Kornfeld .................          --              --          48,000/            66,250/
                                                                            --                 --
Michael A. Tancredi ................          --              --          47,170/            83,140/
                                                                            --                 --
John J. Gazzo ......................          --              --          11,900/            14,531/
                                                                            --                 --

Report of the Compensation Committee

      The Compensation committee for 1997 was comprised of Messrs. Howard D. Brous, Warren H. Esanu, Herbert H. Feldman, Stanley Kreitman and Robert Schreiber. Mr. Lloyd I. Miller III, who was elected as a director in March 1998, did not serve on the compensation committee in 1997. As part of its responsibilities, the Committee meets to determine the base salary of the senior executives of the Company for the next year and bonuses for the current year. The Committee also meets, from time to time, to determine whether individual grants of stock options should be awarded to senior executives as well as to other employees of the Company. In discharging these responsibilities, the Committee reviews the performance of the Company relative to its goals. In addition, with the assistance of the Chief Executive Officer, the Committee reviews the individual performance of the other senior executive officers. The Committee also evaluates the performance of the Chief Executive Officer and the Chief Operating Officer, as reflected in the financial performance of the Company, to determine base salary and bonus. The Committee subsequently reports on its evaluation and compensation determinations to the other non-employee directors.

      Based on the performance of the Company in 1997, the Committee granted bonuses and options to certain employees, including the Chief Executive Officer and other executive officers.

Performance Graph

      The following graph, based on data provided by the Standard & Poor's Compustat, a division of McGraw-Hill, shows changes over the past five years in the value of $100 invested in (a) shares of the Company's Common Stock; (b) the Standard & Poor's 500 Index, and (c) an SIC peer group consisting of the following five companies whose principal business activity is the manufacture of communications equipment: Andrew Corp., DSC Communications Corp., M/A-Com, Inc., Northern Telecom Limited and Scientific Atlanta, Inc. The year-end values of each investment is based on the share price appreciation plus the monthly reinvestment of dividends. Total stockholder returns from each investment can be calculated from the year-end investment values shown beneath the graph provided below.

                          TOTAL RETURN TO STOCKHOLDERS

                     December 31, 1992 to December 31, 1997

 [The following table was represented as a line graph in the printed material.]

                                             12/31/92   12/31/93   12/31/94    12/31/95    12/31/96    12/31/97
                                             --------   --------   --------    --------    --------    --------
Porta Systems Corp. .....................     100.00      67.50      33.33        4.58        2.17        4.50
Peer Group -- Communications
  Equipment Manufacturers ...............     100.00      96.20     109.74      164.23      192.35      250.60
S&P 500 Index ...........................     100.00     110.08     111.53      153.45      188.68      251.63

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 1997, Herbert H. Feldman, Howard D. Brous, Warren H. Esanu, Stanley Kreitman and Robert Schreiber served as members of the Company's Compensation Committee. During 1997, Alpha Risk Management, Inc., an independent risk management consulting company of which Mr. Feldman is president and sole shareholder, received an aggregate of $36,000 in retainer fees in connection with its provision of ongoing risk management services relating to the Company's corporate insurance coverage. The arrangement is cancelable by either party upon ten days prior notice. Also during 1997, the law firm of Esanu Katsky Korins & Siger, LLP, to which Mr. Esanu is of counsel, provided legal services to the Company, for which it received fees of $380,000. Esanu Katsky Korins & Siger, LLP is continuing to render legal services to the Company during 1998.

      In connection with the award of certain debentures to employees pursuant to the Company's 1984 Employee Incentive Plan (the "1984 Plan"), which has terminated, the Board of Directors, in 1985 and 1986 made loans to employees, including officers, to facilitate the purchase of such debentures. The maturity date of such loans has been extended to certain employees, including officers, who elected to convert the debentures into Common Stock., and the loans, as extended, mature on April 1, 1999. The loans bear interest at a floating interest rate equal to 110% of certain United States government obligations. At April 30, 1998, loans of $62,940, $42,940 and $42,360, borrowed by Messrs.
William V. Carney, Michael A. Tancredi and John J. Gazzo, respectively, were outstanding.


                        SELECTION OF INDEPENDENT AUDITORS

      It is proposed that the stockholders ratify the selection of BDO Seidman, LLP as the independent auditors for the Company for the year ending December 31, 1998. The Audit Committee and the Board of Directors has approved the selection of BDO Seidman, LLP as the Company's independent auditors. However, in the event approval of the proposal is not obtained, the selection of the independent auditors will be reconsidered by the Board of Directors.

      BDO Seidman, LLP has been the independent auditors for the Company since the year ended December 31, 1995, and their report is included in the Annual Report. At no time since their engagement have they had any direct or indirect financial interest in or any connection with the Company or any of its subsidiaries other than as independent auditors.

      Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Vote Required

      The proposal to approve the selection of BDO Seidman, LLP as the Company's independent auditors requires the approval of a majority of the shares of Common Stock present and voting, provided that a quorum is present.

      The Board of Directors recommends a vote FOR the proposal.


                           INCORPORATION BY REFERENCE

      The Company incorporates into this Proxy Statement the audited financial statements for the years ended December 31, 1997 and 1996 together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in the Annual Report, and unaudited financial statements together with the related Management's Discussion and Analysis of Financial Condition and Resultsof Operations, which are included in the Company's Form 10-Q for the three months ended March 31, 1998. A copy of the Annual Report is being mailed to stockholders of record on the Record Date concurrently with the mailing of this Proxy Statement. Additional copies of the Annual Report and copies of the Form 10-Q will be provided by the Company without charge upon request. Requests for copies of the annual report or Form 10-Q should be made as provided under "Other Matters."

                                  OTHER MATTERS

      Any proposal which a stockholder wishes to present at the 1999 Annual Meeting of Stockholders must be received by the Company at its executive offices at 575 Underhill Boulevard, Syosset, New York 11791, not later than January 31, 1999.

      Copies of the Company's Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998, without exhibits, may be obtained without charge by writing to Mr. Michael A. Tancredi, Senior Vice President, Secretary and Treasurer, Porta Systems Corp., 575 Underhill Boulevard, Syosset, New York 11791. Exhibits will be furnished upon request and upon payment of a handling charge of $.25 per page, which represents the Company's reasonable cost on furnishing such exhibits.

      The Board of Directors does not know of any other matters to be brought before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors

                                               Michael A. Tancredi
                                                   Secretary

May 22, 1998

PROXY                          PORTA SYSTEMS CORP.

               1998 ANNUAL MEETING OF STOCKHOLDERS--JUNE 23, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints William V. Carney and Seymour Joffe or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 1998 Annual Meeting of Stockholders of Porta Systems Corp. (the "Company"), to be held at 8:30 a.m., local time, on Tuesday, June 23, 1998, at the offices of the Corporation at 575 Underhill Blvd., Syosset, New York 11791, and at any adjournment or adjournments thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present.

(1)   To elect the following nine (9) directors:

      William V. Carney, Seymour Joffe, Michael A. Tancredi, Howard D. Brous, Warren H. Esanu, Herbert H. Feldman, Stanley Kreitman, Lloyd I. Miller, III and Robert Schreiber

      [ ] FOR all nominees listed above (except as marked to the contrary below).

      [ ]   Withhold authority to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below.

________________________________________________________________________________

(2) To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the year ending December 31, 1998.

             FOR [ ]              AGAINST [ ]            ABSTAIN  [ ]

(3) In their discretion, upon the transaction of such other business as may properly come before the meeting.

      All of the above as set forth in the Proxy Statement, dated May 22, 1998.

      The shares represented by this proxy will be voted on Items 1 and 2 as directed by the stockholder, but if no direction is indicated, will be voted FOR Items 1 and 2.

      If you plan to attend the meeting please indicate below:

      I plan to attend the meeting [ ]


                                              Dated:______________________, 1998

                                              __________________________________

                                              __________________________________
                                                       (Signature(s))

                                              Please  sign  exactly  as  name(s)
                                              appear  hereon.  When  signing  as
                                              attorney, executor, administrator,
                                              trustee or  guardian,  please give
                                              full title as such.

                                              Please  date,  sign and mail  this
                                              proxy  in the  enclosed  envelope,
                                              which   requires   no  postage  if
                                              mailed in the United States.